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                       EXHIBIT 99.2





   FOR IMMEDIATE RELEASE:      DIEBOLD ENTERS DISCUSSIONS TO
   July 2, 1997                PURCHASE IBM'S SHARE OF INTERBOLD

                                    NORTH CANTON, Ohio --International
                               Business Machines Corp. (NYSE:IBM) today
                               advised Diebold, Incorporated (NYSE:DBD) that
   FOR MORE INFORMATION:       it will exercise an option to sell its 30
   John Kristoff               percent minority ownership in InterBold to
   +1 330 490 3782             Diebold. InterBold is the seven-year-old
   kristoj@diebold.com         joint venture between Diebold and IBM to
                               design and develop automated teller machines
                               (ATMs). Diebold and IBM have begun
                               discussions to assess the value of the
                               minority stake.

                                    InterBold announced last week that it
                               has discontinued its international marketing and distribution agreement with IBM. Gregg A. Searle, chairman of InterBold's governing committee, said that Diebold is now positioned to be a strong player in the global marketplace, having greatly expanded its sales and marketing resources in Europe, Asia, the Pacific Rim and Central and South America in recent years.

                                    Diebold has created joint ventures in
                               China, India and Venezuela; acquired
                               subsidiaries in Canada, Australia and Mexico; expanded operational centers in Singapore and the United Kingdom; and set up distributorships in areas such as the Middle East and South America.

                                    Diebold, Incorporated, headquartered in
                               Canton, Ohio, is a global leader in providing card-based transaction systems, security and service solutions to the financial, education and healthcare industries. Founded in 1859, the company develops, manufactures, sells and services automated teller machines, campus systems, smart card systems, electronic and physical security equipment, automated medication dispensing systems, software and integrated systems solutions.

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                               PR/2396